Exhibit 99

HMN Financial, Inc. Announces Third Quarter Results

Third Quarter Highlights

  Net loss of $9.4 million compared to net income of $881,000 in third quarter of 2009
  Diluted loss per share of $2.60 compared to diluted income per share of $0.12 in third quarter of 2009
  Provision for loan losses of $11.9 million, up $8.5 million from third quarter of 2009
  Additional deferred tax valuation reserve of $3.7 million recorded in third quarter of 2010
  Nonperforming assets of $81.6 million, up $10.4 million from second quarter of 2010
  Total assets decreased $68 million in third quarter of 2010

Year to Date Highlights

  Net loss of $19.0 million compared to net loss of $10.9 million in first nine months of 2009
  Diluted loss per share of $5.43 compared to diluted loss per share of $3.32 in first nine months of 2009
  Provision for loan losses of $22.8 million, down $0.4 million from first nine months of 2009
  Deferred tax valuation reserve of $12.2 million recorded in first nine months of 2010
  Nonperforming assets of $81.6 million, up $4.2 million in first nine months of 2010
  Total assets decreased $129 million in first nine months of 2010

ROCHESTER, Minn.--(BUSINESS WIRE)--October 21, 2010--HMN Financial, Inc. (NASDAQ:HMNF):

Earnings (Loss) Summary	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands, except per share amounts)	2010	2009	2010	2009
Net income (loss)	$(9,367)	881	$(19,046)	(10,945)
Diluted earnings (loss) per share	(2.60)	0.12	(5.43)	(3.32)
Return on average assets	(3.89)	0.34%	(2.55)	(1.34)%
Return on average equity	(42.01)	3.52%	(26.71)	(13.79)%
Book value per share	$12.98	18.09	$12.98	18.09

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $907 million holding company for Home Federal Savings Bank (the Bank), today reported a net loss of $9.4 million for the third quarter of 2010, a $10.3 million change from net income of $881,000 for the third quarter of 2009. Net loss available to common shareholders for the third quarter of 2010 was $9.8 million, a change of $10.3 million, from net income available to common shareholders of $443,000 for the third quarter of 2009. Diluted loss per common share for the third quarter of 2010 was $2.60, down $2.72 from the diluted income per common share of $0.12 for the third quarter of 2009. The decrease in net income for the third quarter of 2010 is due primarily to an $8.6 million increase in the provision for loan losses between the periods. The increased provision is primarily the result of additional reserves established on commercial real estate loans as a result of decreases in the estimated value of the underlying collateral supporting the loans and an increase in the general reserves required for other risk rated commercial loans as a result of a loan portfolio analysis. The net loss was also adversely affected by the $3.7 million increase in income tax expense as a result of establishing an additional deferred tax valuation reserve during the third quarter of 2010 due to the tax treatment of the net operating loss incurred during the quarter. Because of the valuation allowance on the deferred tax asset, the Company was not able to record an income tax benefit during the third quarter of 2010 related to the pre-tax loss because any current income tax benefit that would normally result from a pre-tax loss is offset by additional deferred tax expense due to an increase in the required valuation allowance. Excluding the deferred tax valuation reserve, the adjusted loss was $6.1 million, or ($1.61) per diluted common share, for the third quarter of 2010 and the adjusted loss was $8.1 million, or ($2.17) per diluted common share, for the first nine months of 2010. The following table reconciles our determination of adjusted loss to the net loss available to common shareholders as prepared in accordance with generally accepted accounting principles:

	Three Months Ended September 30, 2010		Nine Months Ended September 30, 2010
(dollars in thousands, except per share data)	Amount	Diluted per share	Amount	Diluted per share
Net loss available to common shareholders	$(9,814)	(2.60)	$(20,381)	(5.43)
Deferred tax asset valuation reserve	3,748	0.99	12,233	3.26
Adjusted loss	$(6,066)	(1.61)	$(8,148)	(2.17)

The Company is providing adjusted loss information in addition to reported results prepared in accordance with generally accepted accounting principles in order to present financial information without the non-cash impact of the deferred tax asset valuation reserve recognized during the three and nine months ended September 30, 2010 and required based on cumulative losses over a three-year period and other factors.

Deferred Tax Asset Valuation Allowance

During the third quarter and first nine months of 2010, the Company established valuation allowances of $3.7 million and $12.2 million, respectively, against its existing net deferred tax assets. The Company’s primary deferred tax assets relate to its allowance for loan losses, interest on non-accruing loans and net tax operating loss carryforwards. Under generally accepted accounting principles, a valuation allowance must be recognized if it is “more likely than not” that such deferred tax assets will not be realized. In making that determination, management is required to evaluate both positive and negative evidence including recent historical financial performance, forecasts of future income, tax planning strategies and assessments of the current and future economic and business conditions. The Company performs and updates this evaluation on a quarterly basis.

In conducting its regular quarterly evaluation, the Company made a determination at September 30, 2010 to continue to record a deferred tax valuation allowance based primarily upon the existence of a three year cumulative loss. This three year cumulative loss position is primarily attributable to significant provisions for loan losses incurred during the three years prior to September 30, 2010. Although the Company’s current financial forecasts indicate that taxable income will be generated in the future, those forecasts were not considered sufficient positive evidence to overcome the observable negative evidence associated with the three year cumulative loss position determined. The creation of the valuation allowance, although it increased tax expense and similarly reduced tangible book value, does not have an effect on the Company’s cash flows, and may be recoverable in subsequent periods if the Company realizes certain sustained future taxable income. Since the amount of the net deferred tax assets available as regulatory capital is already restricted by regulation, the deferred tax valuation allowance has no effect on the Bank’s regulatory capital.

President’s Statement

"The operating results for the third quarter of 2010 reflect the challenging economic environment that continues to have a negative effect on real estate values, our loan loss provision and the amount of non-performing assets in our portfolio,” said Bradley Krehbiel, President of HMN. “While the economic environment for commercial real estate continues to be challenging, we are encouraged by the performance of our single family and consumer loan portfolios. We will continue to focus our efforts on reducing non-performing assets, increasing our core retail and commercial deposit relationships and reducing expenses. We believe that, over time, our focus on these areas will be effective in generating improved financial results. In the meantime, Home Federal Savings Bank continues to have adequate liquidity and its capital position remains above the levels required to be considered a well capitalized financial institution by current regulatory standards.”

Third Quarter Results

Net Interest Income

Net interest income was $7.8 million for the third quarter of 2010, a decrease of $0.8 million, or 9.5%, compared to $8.6 million for the third quarter of 2009. Interest income was $12.0 million for the third quarter of 2010, a decrease of $2.3 million, or 16.5%, from $14.3 million for the same period in 2009. Interest income decreased between the periods primarily because of a $70 million decrease in the average interest-earning assets and a decrease in the average yields between the periods. Average interest earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 5.19% for the third quarter of 2010, a decrease of 58 basis points from the 5.77% average yield for the third quarter of 2009.

Interest expense was $4.2 million for the third quarter of 2010, a decrease of $1.5 million, or 27.0%, compared to $5.7 million for the third quarter of 2009. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposit. The decreased rates were the result of the 400 basis point decrease in the federal funds rate that occurred in 2008. Decreases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is primarily due to the Bank’s deposits that are in the form of certificates of deposit, which do not re-price immediately when the federal funds rate changes. Interest expense also decreased because of a $75 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the average outstanding brokered certificates of deposit between the periods due to the lower funding needs caused by the reduction in assets between the periods. The average interest rate paid on interest bearing liabilities was 1.93% for the third quarter of 2010, a decrease of 50 basis points from the 2.43% average rate paid in the third quarter of 2009. Net interest margin (net interest income divided by average interest earning assets) for the third quarter of 2010 was 3.37%, a decrease of 9 basis points, compared to 3.46% for the third quarter of 2009.

Provision for Loan Losses

The provision for loan losses was $11.9 million for the third quarter of 2010, an increase of $8.5 million, compared to $3.4 million for the third quarter of 2009. The provision increased primarily because of the additional reserves established on commercial real estate loans due to decreases in the estimated value of the underlying collateral supporting the loans and an increase in the general reserves required for other risk rated commercial loans as result of an internal loan portfolio analysis. Total non-performing assets were $81.6 million at September 30, 2010, an increase of $10.5 million, or 14.7%, from $71.1 million at June 30, 2010. Non-performing loans increased $3.5 million and foreclosed and repossessed assets increased $7.0 million during the third quarter.

The non-performing loan and foreclosed and repossessed asset activity for the quarter was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
June 30, 2010	$59,523	June 30, 2010	$11,621
Classified as non-performing	17,301	Transferred from non-performing loans	7,475
Charge offs	(4,482)	Other foreclosures/repossessions	45
Principal payments received	(807)	Real estate sold	(61)
Classified as accruing	(1,054)	Net gain on sale of assets	10
Transferred to real estate owned	(7,475)	Write downs	(517)
September 30, 2010	$63,006	September 30, 2010	$18,573

The increase in non-performing loans is primarily the result of four residential development loans totaling $12.4 million that were classified as non-performing during the quarter.

A rollforward of the Company’s allowance for loan losses for the quarters ended September 30, 2010 and 2009 follows:

(in thousands)	2010	2009
Balance at June 30,	$26,027	$25,403
Provision	11,946	3,381
Charge offs:
One-to-four family	0	(17)
Consumer	(406)	(586)
Commercial business	(1,061)	0
Commercial real estate	(3,045)	(1,236)
Recoveries	29	99
Balance at September 30,	$33,490	$27,044

General allowance	$15,452	$11,877
Specific allowance	18,038	15,167
	$33,490	$27,044

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2009.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2010	2010	2009
Non-Accruing Loans:
One-to-four family real estate	$3,222	$2,431	$2,132
Commercial real estate	33,715	31,916	37,122
Consumer	348	364	4,086
Commercial business	25,721	24,812	17,787
Total	63,006	59,523	61,127

Foreclosed and Repossessed Assets:
One-to-four family real estate	906	934	1,011
Consumer	14	0	5
Commercial real estate	17,653	10,687	15,246
Total non-performing assets	$81,579	$71,144	$77,389
Total as a percentage of total assets	8.99%	7.30%	7.47%
Total non-performing loans	$63,006	$59,523	$61,127
Total as a percentage of total loans receivable, net	9.00%	7.99%	7.65%
Allowance for loan loss to non-performing loans	53.15%	43.73%	38.95%

Delinquency Data:
Delinquencies (1)
30+ days	$16,416	$14,819	$11,140
90+ days	0	0	0
Delinquencies as a percentage of loan and lease portfolio (1)
30+ days	2.28%	1.95%	1.37%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

The Company had specific reserves established against the above non-accruing loans of $18.0 million, $14.9 million and $12.1 million, respectively, at September 30, 2010, June 30, 2010 and December 31, 2009.

The following table summarizes the number of lending relationships and types of commercial real estate loans that were non-performing as of the end of the two most recently completed quarters and December 31, 2009.

(Dollars in thousands) Property Type	#	Principal Amount of Loan September 30, 2010	#	Principal Amount of Loan June 30, 2010	#	Principal Amount of Loan December 31, 2009
Residential developments	10	$24,311	7	$ 11,895	7	$ 12,030
Single family homes	3	2,651	2	2,856	2	3,088
Hotels	0	0	1	4,999	1	4,999
Alternative fuel plants	1	4,994	1	4,992	2	12,834
Shopping centers/retail	2	1,075	2	1,095	2	1,136
Restaurants/bar	2	684	2	707	4	2,436
Office buildings	0	0	1	5,372	1	599
	18	$33,715	16	$ 31,916	19	$ 37,122

The Company had specific reserves established against the above commercial real estate loans of $7.8 million, $7.2 million and $7.7 million, respectively, at September 30, 2010, June 30, 2010 and December 31, 2009.

The following table summarizes the number of lending relationships and industry of commercial business loans that were non-performing for the two most recent quarters and December 31, 2009.

(Dollars in thousands) Property Type	#	Principal Amount of Loan September 30, 2010	#	Principal Amount of Loan June 30, 2010	#	Principal Amount of Loan December 31, 2009
Construction/development	7	$ 7,317	7	$7,366	5	$ 4,094
Finance	2	517	2	650	2	8,764
Alternative fuels	0	0	1	926	1	756
Retail	1	2,504	1	2,504	1	32
Banking	2	8,223	2	8,233	1	3,248
Entertainment	1	321	1	487	1	893
Utilities	1	4,629	1	4,646	0	0
Residential rental	1	350	0	0	0	0
Service industry	3	12	0	0	0	0
Restaurant	2	1,848	0	0	0	0
	20	$25,721	15	24,812	11	$ 17,787

The Company had specific reserves established against the above commercial business loans of $8.6 million, $7.0 million and $3.4 million, respectively, at September 30, 2010, June 30, 2010 and December 31, 2009.

Non-Interest Income and Expense

Non-interest income was $1.9 million for the third quarter of 2010, the same as for the third quarter of 2009. Fees and service charges decreased $62,000 between the periods primarily because of decreased ATM fees as a result of exiting a customer ATM relationship in the first quarter of 2010. Gain on sales of loans increased $58,000 due to an increase in the margin realized on the single-family mortgage loans that were sold. Other income increased $11,000 due to a decrease in the losses recognized on the sale of assets between the periods.

Non-interest expense was $7.0 million for the third quarter of 2010, an increase of $1.0 million, or 15.8%, from $6.0 million for the same period of 2009. Loss on real estate owned changed $741,000, from a gain of $357,000 in the third quarter of 2009 to a loss of $384,000 in the third quarter of 2010. Compensation and benefits expense increased $176,000 between the periods primarily because of increased personnel in the commercial loan recovery area and increased pension costs as a result of an increase in the payments required on a defined benefit plan that was frozen in 2002. Deposit insurance expense increased $86,000 between the periods as a result of increased insurance premiums between the periods. Occupancy expense increased $85,000 primarily because of increased software maintenance fees. Other non-interest expenses decreased $128,000 primarily because of a decrease in the costs related to other real estate owned.

Income tax expense was $97,000 in the third quarter of 2010, a decrease of $78,000, from $175,000 in the third quarter of 2009. In the second quarter of 2010, the Company recorded a valuation reserve against the entire deferred tax asset balance. Since the valuation reserve is established against the entire deferred tax asset balance at September 30, 2010, the only amount included as income tax expense for the third quarter of 2010 relates to the taxes on the change in the fair market value of the available for sale investment portfolio.

Return on Assets and Equity

Return on average assets for the third quarter of 2010 was (3.89%), compared to 0.34% for the third quarter of 2009. Return on average equity was (42.01%) for the third quarter of 2010, compared to 3.52% for the same period of 2009. Book value per common share at September 30, 2010 was $12.98, compared to $17.94 at September 30, 2009.

Nine Month Period Results

Net Loss

The net loss was $19.0 million for the nine-month period ended September 30, 2010, an increased loss of $8.1 million, from the $10.9 million loss for the nine month period ended September 30, 2009. The net loss available to common shareholders was $20.4 million for the nine month period ended September 30, 2010, an increased loss of $8.1 million, from the net loss available to common shareholders of $12.3 million for the same period of 2009. Diluted loss per common share for the nine month period in 2010 was $5.43, an increased loss of $2.11, from the diluted loss per share of $3.32 for the same period in 2009. The increase in net loss for the first nine months of 2010 is primarily due to an $11.4 million increase in the provision for income taxes between the periods, which was primarily the result of recording a $12.2 million deferred tax asset valuation reserve during the first nine months of 2010. The increase in net loss was partially offset by a $4.2 million decrease in the losses recognized on real estate owned between the periods.

Net Interest Income

Net interest income was $23.7 million for the first nine months of 2010, a decrease of $2.2 million, or 8.3%, from $25.9 million for the same period in 2009. Interest income was $37.4 million for the nine-month period ended September 30, 2010, a decrease of $7.1 million, or 15.8%, from $44.5 million for the same period in 2009. Interest income decreased between the periods primarily because of an $86 million decrease in the average interest-earning assets and a decrease in the average yields between the periods. Average interest earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 5.28% for the nine-month period of 2010, a decrease of 47 basis points from the 5.75% average yield for the third quarter of 2009.

Interest expense was $13.7 million for the nine-month period ended September 30, 2010, a decrease of $4.9 million, or 26.3%, from $18.6 million for the same period in 2009. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposit. The decreased rates were the result of the 400 basis point decrease in the federal funds rate that occurred in 2008. Decreases in the federal funds rate generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is primarily due to the Banks’ deposits that are in the form of certificates of deposit, which do not re-price immediately when the federal funds rate changes. Interest expense also decreased because of a $79 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the average outstanding brokered certificates of deposit between the periods. The average interest rate paid on interest bearing liabilities was 2.05% for the nine month period of 2010, a decrease of 50 basis points from the 2.55% average rate paid for the same nine-month period of 2009. Net interest margin (net interest income divided by average interest earning assets) was 3.35% for the nine-month period of 2010, the same as for the nine-month period of 2009.

Provision for Loan Losses

The provision for loan losses was $22.8 million for the first nine-months of 2010, a decrease of $0.4 million, from $23.2 million for the same nine-month period in 2009. The provision for loan losses remained elevated in the first nine months of 2010 primarily because of the $15.4 million in additional reserves established on commercial real estate and commercial business loans primarily as a result of decreases in the estimated value of the underlying collateral supporting the loans, $1.5 million in additional general reserves established on other loans due to risk rating changes, $1.6 million in additional reserves established on a commercial loan due to the borrower filing bankruptcy and a $4.3 million increase in the reserves required for other risk rated commercial loans as a result of a loan portfolio analysis. Total non-performing assets were $81.6 million at September 30, 2010, an increase of $4.2 million from $77.4 million at December 31, 2009. Non-performing loans increased $1.9 million and foreclosed and repossessed assets increased $2.3 million during the nine month period. The non-performing loan and foreclosed and repossessed asset activity for the first nine months of 2010 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
December 31, 2009	$61,127	December 31, 2009	$16,262
Classified as non-performing	45,396	Transferred from non-performing loans	14,909
Charge offs	(13,260)	Other foreclosures/repossessions	954
Principal payments received	(12,934)	Real estate sold	(13,693)
Classified as accruing	(2,414)	Net gain on sale of assets	744
Transferred to real estate owned	(14,909)	Write downs	(603)
September 30, 2010	$63,006	September 30, 2010	$18,573

A rollforward of the Company’s allowance for loan losses for the nine-month periods ended September 30, 2010 and 2009 follows:

(in thousands)	2010	2009
Balance at January 1,	$23,811	$21,257
Provision	22,839	23,254
Charge offs:
One-to-four family	(168)	(82)
Consumer	(795)	(1,692)
Commercial business	(5,803)	(5,352)
Commercial real estate	(6,524)	(11,017)
Recoveries	130	676
Balance at September 30,	$33,490	$27,044

General allowance	$15,452	$11,877
Specific allowance	18,038	15,167
	$33,490	$27,044

Non-Interest Income and Expense

Non-interest income was $5.2 million for the first nine months of 2010, a decrease of $755,000, or 12.6%, from $6.0 million for the same period in 2009. Gain on sales of loans decreased $526,000 between the periods primarily because of a decrease in the gains recognized on the sale of single family mortgage loans caused by a decrease in loan originations and sales between the periods. Fees and service charges decreased $337,000 between the periods primarily because of decreased overdraft and ATM fees as a result of exiting a customer ATM relationship in the first quarter of 2010. Other income increased $77,000 primarily as a result of decreased losses on limited partnerships and increased rental income. Mortgage servicing fees increased $36,000 between the periods due to an increase in the single-family mortgage loans being serviced.

Non-interest expense was $19.3 million for the first nine months of 2010, a decrease of $5.8 million, or 22.9%, from $25.1 million for the same period in 2009. Losses on real estate owned decreased $4.2 million between the periods because of the decreases in the losses recognized on real estate sold. Other non-interest expenses decreased $1.5 million due primarily to the $1.2 million impact of the reversal of the accrued interest on a state tax assessment as a result of a favorable Minnesota Supreme Court ruling in the second quarter of 2010, a $152,000 decrease in item processing charges as a result of implementing improved clearing procedures and an $88,000 decrease in postage and printing supplies as a result of increasing the number of customers receiving electronic statements. Compensation expense decreased $97,000 between the periods primarily because of a decrease in incentive compensation between the periods. Occupancy expense increased $50,000 primarily because of increased monthly software maintenance fees.

The effect of income taxes changed $11.3 million between the periods from a benefit of $5.5 million for the nine month period ended September 30, 2009 to an expense of $5.8 million for the nine month period ended September 30, 2010. In the second quarter of 2009, additional income tax expense of $1.0 million was recorded, which was a reduction of the overall tax benefit, as a result of an unfavorable tax court ruling in that quarter related to the tax treatment of the inter-company dividends paid to the Bank by a former subsidiary in prior tax years. Excluding this adjustment, the effective tax rate would have been 39.6% for the first nine months of 2009. In the first nine months of 2010, income taxes were increased $12.2 million as a result of recording a deferred tax asset valuation reserve, which was partially offset by a $1.2 million tax benefit recorded as a result of a favorable Minnesota Supreme Court tax ruling during the period, which reversed the unfavorable tax court ruling from 2009. Excluding these adjustments, the effective tax rate would have been 39.0% for the first nine months of 2010.

Return on Assets and Equity

Return on average assets for the nine-month period ended September 30, 2010 was (2.55%), compared to (1.34%) for the same period in 2009. Return on average equity was (26.71%) for the nine-month period ended September 30, 2010, compared to (13.79%) for the same period in 2009.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates ten full service offices in southern Minnesota located in Albert Lea, Austin, Eagan, LaCrescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Private Banking operates branches in Edina and Rochester, Minnesota. Home Federal Savings Bank also operates loan origination offices located in Sartell, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding adequate available liquidity, reducing non-performing assets, increasing core retail and commercial deposit relationships, reducing expenses and generating improved financial results. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, possible legislative and regulatory changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
(dollars in thousands)	2010	2009
	(unaudited)
Assets
Cash and cash equivalents	$10,917	16,418
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $37,326 and $51,840)	39,152	53,559
Other marketable securities
(amortized cost $108,794 and $105,723)	108,676	106,043
	147,828	159,602

Loans held for sale	3,405	2,965
Loans receivable, net	699,877	799,256
Accrued interest receivable	3,807	4,024
Real estate, net	18,559	16,257
Federal Home Loan Bank stock, at cost	7,806	7,286
Mortgage servicing rights, net	1,517	1,315
Premises and equipment, net	9,718	10,766
Prepaid expenses and other assets	3,967	6,762
Deferred tax asset, net	0	11,590
Total assets	$907,401	1,036,241

Liabilities and Stockholders’ Equity
Deposits	$686,012	796,011
Federal Home Loan Bank advances and Federal Reserve borrowings	134,000	132,500
Accrued interest payable	1,038	2,108
Customer escrows	1,470	1,427
Accrued expenses and other liabilities	4,725	4,257
Total liabilities	827,245	936,303
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock: ($.01 par value)
authorized 500,000 shares; issued shares 26,000	24,141	23,785
Common stock ($.01 par value):
authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	56,455	58,576
Retained earnings, subject to certain restrictions	66,094	86,115
Accumulated other comprehensive income	1,030	1,230
Unearned employee stock ownership plan shares	(3,432)	(3,577)
Treasury stock, at cost 4,818,263 and 4,883,378 shares	(64,223)	(66,282)
Total stockholders’ equity	80,156	99,938
Total liabilities and stockholders’ equity	$907,401	1,036,241

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands, except per share data)	2010	2009	2010	2009
Interest income:
Loans receivable	$11,023	12,928	34,243	39,764
Securities available for sale:
Mortgage-backed and related	430	649	1,444	2,177
Other marketable	473	693	1,636	2,475
Cash equivalents	2	0	4	1
Other	35	55	109	50
Total interest income	11,963	14,325	37,436	44,467

Interest expense:
Deposits	2,668	4,172	9,127	13,876
Federal Home Loan Bank advances and Federal Reserve borrowings	1,521	1,563	4,585	4,732
Total interest expense	4,189	5,735	13,712	18,608
Net interest income	7,774	8,590	23,724	25,859
Provision for loan losses	11,946	3,381	22,839	23,254
Net interest income (loss) after provision for loan losses	(4,172)	5,209	885	2,605

Non-interest income:
Fees and service charges	972	1,034	2,734	3,071
Mortgage servicing fees	264	262	806	770
Securities gains, net	0	0	0	5
Gain on sales of loans	551	493	1,332	1,858
Other	105	94	375	298
Total non-interest income	1,892	1,883	5,247	6,002

Non-interest expense:
Compensation and benefits	3,356	3,180	10,216	10,313
(Gain) loss on real estate owned	384	(357)	(344)	3,812
Occupancy	1,055	970	3,121	3,071
Deposit insurance	458	372	1,494	1,528
Data processing	292	298	866	888
Other	1,445	1,573	3,984	5,455
Total non-interest expense	6,990	6,036	19,337	25,067
Income (loss) before income tax expense (benefit)	(9,270)	1,056	(13,205)	(16,460)
Income tax expense (benefit)	97	175	5,841	(5,515)
Net income (loss)	$(9,367)	881	(19,046)	(10,945)
Preferred stock dividends and discount	447	438	1,335	1,306
Net income (loss) available to common shareholders	(9,814)	443	(20,381)	(12,251)
Basic earnings (loss) per common share	$(2.60)	0.12	(5.43)	(3.32)
Diluted earnings (loss) per common share	$(2.60)	0.12	(5.43)	(3.32)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
(dollars in thousands, except per share data)	2010	2009	2010	2009
I. OPERATING DATA:
Interest income	$11,963	14,325	37,436	44,467
Interest expense	4,189	5,735	13,712	18,608
Net interest income	7,774	8,590	23,724	25,859

II. AVERAGE BALANCES:
Assets (1)	954,799	1,042,921	997,196	1,090,096
Loans receivable, net	731,795	827,609	758,961	861,295
Securities available for sale (1)	151,537	134,463	159,031	149,977
Interest-earning assets (1)	914,717	984,439	947,554	1,033,336
Interest-bearing liabilities	860,451	935,480	895,697	974,410
Equity (1)	88,473	99,387	95,341	106,082

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	(3.89)%	0.34%	(2.55)%	(1.34)%
Interest rate spread information:
Average during period	3.26	3.34	3.24	3.20
End of period	3.48	3.46	3.48	3.46
Net interest margin	3.37	3.46	3.35	3.35
Ratio of operating expense to average total assets (annualized)	2.90	2.30	2.59	3.07
Return on average equity (annualized)	(42.01)	3.52	(26.71)	(13.79)
Efficiency	72.32	57.63	66.75	78.68
	September 30,	December 31,	September 30,
	2010	2009	2009
IV. ASSET QUALITY:
Total non-performing assets	$81,579	77,389	77,205
Non-performing assets to total assets	8.99%	7.47%	7.48%
Non-performing loans to total loans receivable, net	9.00	7.65	7.54
Allowance for loan losses	$33,490	23,811	27,044
Allowance for loan losses to total assets	3.69%	2.30%	2.62%
Allowance for loan losses to total loans receivable, net	4.79	2.98	3.30
Allowance for loan losses to non-performing loans	53.15	38.95	43.82

V. BOOK VALUE PER SHARE:
Book value per share	$12.98	17.94	18.09
	Nine Months	Year	Nine Months
	Ended	Ended	Ended
	Sept 30, 2010	Dec 31, 2009	Sept 30, 2009
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	8.83%	9.64%	9.73%
Average stockholders’ equity to average assets (1)	9.56	9.73	9.73
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	105.79	106.05	106.05
	September 30,	December 31,	September 30,
	2010	2009	2009
VII. EMPLOYEE DATA:
Number of full time equivalent employees	213	212	212
(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, President, 507-252-7169